Exhibit 99.1

MoSys Announces Adjournment of Annual Meeting to July 15, 2020; Urges Eligible Stockholders to Vote

SAN JOSE, Calif., June 30, 2020 – MoSys, Inc. (NASDAQ: MOSY), a provider of high-speed semiconductor solutions, today announced that its 2020 annual meeting of stockholders, which was originally scheduled for June 25, 2020 (the “Annual Meeting”), was convened and adjourned, without any business being conducted, due to lack of the required quorum.

The Annual Meeting has been adjourned to 9:30 a.m. (Pacific Time) on Wednesday, July 15, 2020 at the Company’s headquarters located at 2309 Bering Drive, San Jose, California to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the SEC ) on May 26, 2020.

During the current adjournment, the Company continues to solicit votes from its stockholders with respect to the proposals set forth in the Company’s proxy statement.  The Company has engaged a proxy solicitor, Kingsdale Advisors, to assist management with obtaining adequate votes to achieve the required quorum of at least a majority of the outstanding shares of Common Stock.

Only stockholders of record as of the record date, May 12, 2020, are entitled to and are being requested to vote. At the time the Annual Meeting was adjourned, proxies had been submitted by stockholders representing approximately 48% of the shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record on May 12, 2020, whom have not yet voted, to do so by July 14, 2020 at 5:00 p.m. (Eastern Time). Stockholders who have any questions or require any assistance with completing a proxy or voting instruction form or who do not have the required materials, may contact Kingsdale Advisors by telephone (toll-free within North America) at 1-855-683-3113 or (call collect outside North America) at 416-867-2272 or by email at contactus@kingsdaleadvisors.com.

If the number of additional shares of common stock voted at the adjourned Annual Meeting is not sufficient to reach a quorum, the Company intends to adjourn the Annual Meeting again, which will require the Company to incur additional costs.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting to be held on July 15, 2020. In connection with the Annual Meeting, the Company filed a definitive proxy statement with the SEC on May 26, 2020. BEFORE MAKING ANY VOTING DECISIONS, SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The definitive proxy statement was mailed to stockholders who are entitled to vote at the Annual Meeting. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC's website at https://www.sec.gov/Archives/edgar/data/890394/000156459020026849/mosy-def14a_20200625.htm or on the Company’s website at https://mosys.com/proxy/proxymaterials/.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a provider of hardware and software/firmware solutions that enable fast, intelligent data access and data decisions for cloud networking, security, test and measurement, video and other systems.  MoSys’s Accelerator Engines are memory integrated circuits with unmatched intelligence, performance and capacity that eliminate data access bottlenecks to deliver speed and intelligence in systems, including those scaling from 100G to multi-terabits per second. MoSys’s Software Accelerator Platforms include software and firmware that focus on accelerating application-specific decision functions and are portable across a wide range of hardware configurations with or without MoSys hardware. MoSys’ hardware and software solutions provide system architects and designers with unique system acceleration options. More information is available at www.mosys.com.

MoSys is a registered trademark of MoSys, Inc. in the US and/or other countries. The MoSys logo is a trademark of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contact:

Jim Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com